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[Logo of PPG Industries, Inc.]                         Exhibit 20

PPG Industries, Inc.
Corporate Communications Department
One PPG Place
Pittsburgh, Pennsylvania  15272-0001   USA


News        John S. Ruch        412-434-2445


PPG PRESIDENT LeBOEUF NAMED
COMPANY'S NEXT BOARD CHAIRMAN


     PITTSBURGH, Sept. 19 -- The board of directors of PPG Industries today designated Raymond W. LeBoeuf chairman-elect, and said he will become board chairman and chief executive officer when Chairman Jerry E. Dempsey retires from the company and its board on Nov. 1.

     LeBoeuf, 50, has been PPG's president and CEO since July. Dempsey will be 65 years old in October.

     "Implementation of a comprehensive executive development and succession program has been one of my major responsibilities since I was elected PPG's chairman four years ago," Dempsey said. "I am confident that the process we now have in place assures ongoing continuity of outstanding management for this company."

     LeBoeuf joined PPG in 1980 as treasurer, after holding financial management posts with the Ford Motor Co. He became PPG's controller in 1984; vice president-purchasing in 1986; vice president-finance and chief financial officer in 1988; and vice president, coatings, in March 1994.


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     He was elected executive vice president in 1994 and continued to lead the company's coatings business until early 1995. He was elected president and chief operating officer, as well as a board member, in December 1995.

     He is a trustee of Robert Morris College and a director of Magee-Womens Hospital, and is on the boards of the Extra Mile Education Foundation and Chemical Manufacturers Association.

     A native of Chicago, LeBoeuf is a political science and history graduate of Northwestern University. He earned a master's degree in business administration from the University of Illinois.

     He and his wife, Loralee, have two daughters and live in the Pittsburgh suburb of Fox Chapel.



                                 -21502/997-



Internet:  http://www.ppg.com